Exhibit 10(b)

DIRECTORS’ STOCK PLAN

RESTRICTED STOCK AWARD AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF SHARES	FAIR MARKET VALUE PER SHARE

This Restricted Stock Award Agreement (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (“Bank of America”), and you, the Nonemployee Chairman of Bank of America.

Bank of America sponsors the Bank of America Corporation Directors’ Stock Plan (the “Plan”). A Prospectus describing the Plan is enclosed as Exhibit A. The Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

The award described in this Agreement is for the number of shares of Bank of America Common Stock shown above (the “Shares”). You and Bank of America mutually covenant and agree as follows:

1.

The award of the Shares is subject to the terms and conditions of the Plan and this Agreement. You acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Plan.

2.

You agree that, upon request, you will furnish a letter agreement providing that you will not distribute or resell any of said Shares in violation of the Securities Act of 1933, as amended, that you will indemnify and hold Bank of America harmless against all liability for any such violation and that you will accept all liability for any such violation.

3.

The Shares shall not become vested until the date of the next annual meeting of the stockholders of the Corporation (the “Vesting Date”). If you cease to serve as a Nonemployee Director before the Vesting Date due to your death, or if there is a Change in Control prior to the Vesting Date, then the Shares shall become fully vested as of the date of such death or Change in Control, as applicable. If you cease to serve as a Nonemployee Director at any time for any reason other than death before the earlier of the Vesting Date or a Change in Control, then the Shares shall become vested pro rata (based on the number of days between April 29, 2009 and the date of cessation of services divided by 365 days), and to the extent the Shares are not thereby vested they shall be forfeited as of the date of such cessation of services. Until they become vested, the Shares shall be held by Bank of America. Shares shall be delivered to you as soon as practicable following the applicable date of vesting, provided that “Net Shares” (as defined in paragraph 4 below) shall not be delivered to you until the later of the applicable date of vesting or date the Net Shares are no longer subject to the transfer restrictions set forth in paragraph 4 below. In that regard, you agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by Bank of America as a condition precedent to the delivery of the Shares. While the Shares are held by Bank of America, you shall not have the right to sell or otherwise dispose of such Shares or any interest therein.

4.

Notwithstanding any provision of the Plan or this Agreement to the contrary, “Net Shares” (as defined below) acquired upon vesting must be held by you until the later of (i) the date you cease to serve as a Nonemployee

Restricted Stock Award Agreement – Directors’ Stock Plan

Director or (ii) the date that Bank of America has fully repaid all of the financial assistance it received under the Troubled Asset Relief Program. Any attempt to sell, transfer, pledge, assign or otherwise alienate or hypothecate Net Shares prior to completion of such period shall be null and void. For purposes hereof, “Net Shares” means those Shares determined by the Global Human Resources Group representing the total number of Shares remaining after taking into account the amount of all applicable taxes with respect to vesting of the Shares, assuming your maximum applicable federal, state and local tax rates for such purpose.

5.	In accordance with Section 5(d) of the Plan, you shall have the right to receive dividends on the Shares and to vote the Shares prior to vesting.

6.

You acknowledge and agree that upon your cessation of services as a Nonemployee Director resulting in the forfeiture of any unvested Shares in accordance with paragraph 3 above, (i) your right to vote and to receive cash dividends on, and all other rights, title or interest in, to or with respect to, unvested Shares shall automatically, without further act, terminate and (ii) the unvested Shares shall be returned to Bank of America. You hereby irrevocably appoint (which appointment is coupled with an interest) Bank of America as your agent and attorney-in-fact to take any necessary or appropriate action to cause the Shares to be returned to Bank of America, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in your name and on your behalf. You hereby ratify and approve all acts done by Bank of America as such attorney-in-fact. Without limiting the foregoing, you expressly acknowledge and agree that any transfer agent for the Shares is fully authorized and protected in relying on, and shall incur no liability in acting on, any documents, instruments, endorsements, instructions, orders or communications from Bank of America in connection with the Shares or the transfer thereof, and that any such transfer agent is a third party beneficiary of this Agreement.

7.

The existence of this award shall not affect in any way the right or power of Bank of America or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Bank of America’s capital structure or its business, or any merger or consolidation of Bank of America, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of Bank of America, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

8.

Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by fax or by mail to such address and directed to such person(s) as Bank of America may notify you from time to time; and to you, at your address as shown on the records of Bank of America, or at such other address as you, by notice to Bank of America, may designate in writing from time to time.

9.

In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and Bank of America regarding the Shares. Any prior agreements, commitments or negotiations concerning the Shares are superseded.

Restricted Stock Award Agreement – Directors’ Stock Plan

IN WITNESS WHEREOF, Bank of America has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all as of the day and year first above written.

BANK OF AMERICA CORPORATION	NONEMPLOYEE CHAIRMAN:

Chief Executive Officer and President

3

Restricted Stock Award Agreement – Directors’ Stock Plan